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                                                                    EXHIBIT 99.1

                                  Press Release


February 12, 2001

                         TEAM Communications Group, Inc.

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                   Names Michael Jay Solomon Chairman and CEO

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                    Expects to Report Loss for Full Year 2000

Los Angeles, CA - February 12, 2001 - TEAM Communications Group, Inc. (NASDAQ_NMS: TMTV; Neuer Markt: TME) announced today that Michael Jay Solomon has been appointed Chairman of the Board and Chief Executive Officer of the Company effective immediately. Mr. Solomon, who is currently a member of the Company's Board of Directors, was the co-founder of Telepictures Corp., which later merged with Lorimar to become Lorimar Telepictures Corporation, where Mr. Solomon served as President. Lorimar Telepictures was subsequently acquired by Warner Bros., where Mr. Solomon served as President of Warner Bros. International Television. Drew S. Levin, the Company's former Chief Executive Officer, has resigned from the Company and its Board of Directors. Jay J. Shapiro, the Company's acting Chief Financial Officer and formerly the head of the entertainment and accounting practice of Laventhol & Horwath, has been appointed President and Chief Operating Officer.

The Company also reported that it currently expects to take a charge of approximately $21,000,000 against its results of operations for the year 2000. The Company stated that the amount of the expected charge is subject to adjustment, including possible increase, upon audit of the Company's year 2000 operations. It is also subject to completion of an internal examination of whether certain of the Company's film library acquisition and distribution transactions during the past year lacked economic substance. As a result of this charge, the Company anticipates that it will report a loss for the year 2000 of between $18,000,000 and $19,500,000 or a potentially larger amount. The Company also disclosed that it has short-term liquidity needs, which Mr. Solomon stated will receive his immediate attention.

Mr. Solomon stated, "I am gratified by the support of the Board. I look forward to working with the executives of the Company, including Jay Shapiro, the new President and Chief Operating Officer, and Jamie Waldron, President of Production, in building on the Company's core business activities. It is my hope that we can build on the increased production activities of 2000 and return the Company to profitability as soon as practicable." Mr. Solomon further stated, "I intend to focus whatever time is necessary to rebuild TEAM and make it a success."



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The Company stated that the charges expected to be reflected in its year 2000 results will include the establishment of approximately $11,000,000 of reserves against long-term receivables and 10,000,000 of reserves relating to the valuation of its film programming inventory. The Company also expects to record an adjustment of approximately $2,000,000 as a result of the early adoption of certain new accounting requirements for producers and distributors of films. These adjustments include $9,000,000 related to the elimination of the Company's investment associated with its 1999 acquisition of Dandelion U.K. The Company stated that it intends to restructure its present U.K. operations, and that Noel Cronin, the Managing Director of Team Dandelion, has agreed to terminate his employment agreement with the Company. The Company further reported that it has instituted a strategic review of its acquired film libraries, with a view to increasing the rates at which the Company amortizes its investments in those libraries.

As a result of the anticipated adjustments and reserves, the Company expects that it will not be in compliance with the terms of its existing bank financing facilities, and is seeking appropriate waivers of these potential covenant defaults. The Company is also seeking to restructure its financing arrangements.

Mr. Solomon is an established veteran of the entertainment industry and one of the pioneers of television syndication. After leaving Warner Bros., Mr. Solomon established Solomon Entertainment, which currently owns production companies in Latin America, Spain and Rumania. Mr. Solomon is also building entertainment centers in Miami and Puerto Rico, and is also the Chairman of the Board and Chief Executive Officer of Maxx International (OTC (BB): MXII).